Exhibit 10.4

LATHAM & WATKINS LLP

Steven M. Bauer (SBN 135067)

James L. Day (SBN 197158)

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Telephone: (415) 391-0600

Facsimile: (415) 395-8095

David A. York (SBN 89941)

135 Commonwealth Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Belinda S. Lee (SBN 199635)

633 West Fifth Street, Suite 4000

Los Angeles, California 90071-2007

Telephone: (213) 485-1234

Facsimile: (213) 891-8763

Kyra G. Busby (SBN 216035)

600 West Broadway, Suite 1800

San Diego, CA 92101-3375

Telephone: (619) 236-1234

Facsimile: (619) 696-7419

Attorneys for Plaintiff

SENETEK PLC

IN THE SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

SENETEK PLC, Plaintiff, v. OMP, INC. (f/k/a Obagi Medical Products, Inc.), and DOES 1 through 10, inclusive, Defendants.	CASE NO. BC293829 Assigned To: Hon. J. Stephen Czuleger (Dept. 50) CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE BETWEEN SENETEK PLC AND OMP, INC.

AND RELATED CROSS-ACTION.

Senetek PLC (“Senetek”) and OMP, Inc. (“OMP”), in full and final settlement of (a) all claims which have been, or could have been, asserted against each other in the lawsuit captioned Senetek, PLC vs. OMP, Inc. and Does 1-10, Case No. BC293829, now pending in the Superior Court for the State of California, the County of Los Angeles (the “Pending State Action”), (b) all claims which were, or could have been, asserted against each other in the litigation captioned OMP, Inc. v. Senetek PLC, C 03-4822 VRW (U.S.D.C. for the Northern District of California) (the “OMP Federal Action”), and (c) all claims which have been, or could have been, asserted by Senetek against Rohto Pharmaceutical Co., Ltd. (“Rohto”) in the case captioned Senetek PLC v. Rohto Pharmaceutical Co., Ltd. C 03-5529 PJH (U.S.D.C. for the Northern District of California) (the “Rohto Action”), hereby enter into the following Settlement Agreement and Mutual Release (“Agreement”).

1. Within five business days of the execution of this Agreement by Senetek, OMP shall wire transfer the amount of U.S. $1,500,000.00 to the following account of Senetek PLC:

WestAmerica Bank

Account Number 0508-759073

ABA Number 121140218

2. For all purposes of this Agreement the following are defined terms:

a. Territory means the country of Japan;

b. Authorized Channel of Trade means the sales and distribution channels in which Rohto is currently distributing that certain product known as Obagi K+, specifically Drug Stores and Variety Stores, including such Drug Stores’ and Variety Stores’ mail-order and Internet sales activities. To be considered in the Territory, mail-order and Internet sales must be made to “ship to” and billing addresses in the Territory.

c. Drug Stores are defined as stores specifically licensed to sell over-the counter drugs as more than 50% of their revenue.

d. Variety Stores are defined as stores that are not licensed to sell prescription medicines or over-the-counter drugs but are otherwise similar to Drug Stores in terms of the type of products they carry and consumer demographics that they target for appeal. Variety Stores sell many kinds of goods including cosmetics, accessories and other small household or personal items. Examples of Variety Stores include Loft and Sony Plaza. Variety Stores do not include or encompass upscale “department” stores such as those operated by Matsuzakaya Co., The Daimaru, Inc., Isetan Co. or Hankyu Department Stores Inc.

e. Product Unit is defined as a single unit of any skin care product that contains kinetin in a concentration of *** or below as measured by weight, including cosmetic lotions or creams, that (i) is sold by or for Rohto or OMP in the Territory in the Authorized Channel of Trade, (ii) uses in any manner the name Obagi or any transliteration thereof or any name confusingly similar thereto, and (iii) is manufactured by OMP or Rohto in Japan, or by or for OMP anywhere in the world.

3. Beginning with the calendar quarter commencing April 1, 2004, OMP will make payments in U.S. dollars to the bank account described in paragraph 1, calculated and paid in the following manner:

a. For each calendar quarter, OMP shall accrue a $*** per Product Unit (as defined above) obligation to Senetek for each Product Unit sold.

b. Within sixty days of the end of each calendar quarter, OMP shall pay the total accrued obligation for the calendar quarter just ended.

c. When a total of U.S. $500,000.00 has been paid by OMP to Senetek pursuant to this paragraph 3, OMP’s obligation to accrue and make payments to Senetek shall cease.

4. So long as OMP shall remain obligated to make the payments required in paragraph 3 of this Agreement, OMP shall maintain accurate books and records sufficient to show what OMP in good faith believes to be the sales of Product Units in the Authorized Channel of Distribution in the Territory that are subject to the obligations of OMP set forth above in paragraph 3. The parties agree that OMP’s maintenance of royalty reports from Rohto identifying such sales, on a basis consistent with OMP’s records of sales by Rohto under that certain Know-How and Trademark License Agreement between OMP and Rohto dated September 13, 2002, shall be sufficient for this purpose. Senetek, upon reasonable notice and terms, shall have the right to audit these records of OMP to ascertain compliance with paragraph 3 of this Agreement. In this respect, OMP agrees to make the results of any audit of Rohto conducted pursuant to Section 8.3 of that certain Know-How and Trademark License Agreement between OMP and Rohto dated September 13, 2002 available to Senetek insofar as those results relate to the sales of Product Units.

5. In consideration of OMP’s payment obligations set forth in paragraphs 1 and 3 of this Agreement, Senetek hereby grants to OMP a non-exclusive license (with the right to sublicense) to Senetek’s patent and other intellectual property rights to make, have made, import into, offer to sell and sell Product Units in the Authorized Channel of Trade in the Territory. The term of said license shall be coextensive with the last to

***	Confidential treatment has been requested

expire of Senetek’s patent rights anywhere in the world (said patent rights to include all existing patents owned by or assigned to Senetek and any continuations, reissues, or counterparts of those patents). Senetek covenants that it will not assert that OMP, Rohto, their manufacturers, licensees, or customers infringe any patent or other right of Senetek with respect to OMP’s and Rohto’s manufacture, marketing, or sale of Product Units, including those Product Units sold after OMP’s obligation of accruing and making payments pursuant to paragraph 3 has been satisfied.

6. Senetek and OMP understand that this Agreement does not license or authorize OMP or Rohto to manufacture, market or sell kinetin containing skin care products anywhere in the world except with respect to Product Units to be sold in the Authorized Channel of Distribution in the Territory.

7. Effective as of the full execution of this Agreement, Senetek and OMP, on behalf of themselves and their predecessors, successors and permitted assigns, and all past and present officers, directors, employees, agents, servants, attorneys and other representatives of any of the foregoing (including persons or entities controlling, controlled by or under common control with Senetek or OMP), fully, finally, unconditionally, irrevocably and forever release and discharge each other, and each other’s past and present officers, directors, employees, agents, servants, attorneys, insurers, and other representatives, and all heirs, executors, administrators, predecessors, successors, and permitted assigns of any of the foregoing, from any and all claims, liabilities, causes of action, rights of action and actions, demands, suits, proceedings, damages, costs, fees and expenses, and any and all claims, demands and liabilities whatsoever, of every name and nature, both at law and in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”), which Senetek or OMP has asserted or could have asserted against each other in the Pending State Action and the OMP Federal Action. Notwithstanding anything to the contrary in the preceding sentence, nothing in this Release shall release Senetek or OMP from any Claim which one party may subsequently have against the other for: (i) breach of this Settlement Agreement; or (ii) any Claim which either party may have for any wrong or breach arising out of any conduct which occurs after the date of this Release. This release represents a compromise and settlement in full of all claims except those excepted above, whether or not now known, suspected or claimed, which any Party ever had, now has, or claims to have against another Party, notwithstanding section 1542 of the California Civil Code, which section provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

8. Effective as of the full execution of this Agreement, Senetek, on behalf of itself and its predecessors, successors and permitted assigns, and all past and present officers, directors, employees, agents, servants, attorneys and other representatives of any of the foregoing (including persons or entities controlling, controlled by or under common control with Senetek), fully, finally, unconditionally, irrevocably and forever releases and discharges Rohto, and its past and present officers, directors, employees, agents, servants, attorneys, insurers, and other representatives, and all heirs, executors, administrators, predecessors, successors, and permitted assigns of any of the foregoing, from any and all claims, liabilities, causes of action, rights of action and actions, demands, suits, proceedings, damages, costs, fees and expenses, and any and all claims, demands and liabilities whatsoever, of every name and nature, both at law and in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”), which Senetek has asserted or could have asserted in the Rohto Action. Notwithstanding anything to the contrary in the preceding sentence, nothing in this Release shall release Rohto from any Claim which Senetek may subsequently have against Rohto for any Claim which Senetek may have for any wrong or breach arising out of any conduct which occurs after the date of this Release. This release represents a compromise and settlement in full of all claims except those excepted above, whether or not now known, suspected or claimed, which any Party ever had, now has, or claims to have against another Party, notwithstanding section 1542 of the California Civil Code, which section provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

9. Within five business days of the full execution of this Agreement:

a. Senetek and OMP will dismiss their claims, with prejudice, in the Pending State Action, each side to bear their own costs and fees; and

b. Senetek will dismiss its claims, with prejudice, in the Rohto Action.

10. The parties shall keep the terms of this Agreement confidential, except that OMP may disclose the terms to Rohto (upon receiving assurances of confidentiality from Rohto), and except as required by law (including and disclosure obligations Senetek may have under U.S. securities laws). Any public disclosure of the terms of this Agreement shall be approved by both parties, such approval not to be unreasonably withheld. The final decision with respect to a decision to disclose one or more terms of this Agreement pursuant to U.S. securities laws shall be made by the party bearing the legal obligation of disclosure.

11. In the dismissal of the Pending State Action, Senetek and OMP shall request that the Court retain jurisdiction over the parties to enforce the Agreement pursuant to Cal. Civil Proc. Code § 664.6.

Dated: March 26, 2004

By:	/s/ WADE NICHOLS
SENETEK, PLC, by its General Counsel and Executive Vice President, Wade Nichols

Dated: March 26 2004

By:	/s/ CURTIS CLUFF
OMP, INC., by its Chief Financial Officer, Curtis Cluff

Approved as to Form:

Dated: March 26, 2004

LATHAM & WATKINS LLP

By	/s/ DAVID YORK
David A. York
Attorneys for Plaintiff SENETEK PLC

Dated: March 26, 2004

DORSEY & WHITNEY LLP

By:	/s/ JUAN BASOMBRIO
Juan C. Basombrio
Attorneys for Defendant OMP, Inc.